Exhibit 99.1

Press Release

Pitney Bowes Announces Election of Brent Rosenthal as Independent Chair of its Board of Directors

Thanks Milena Alberti-Perez for Her Leadership as Independent Chair and Numerous Contributions to the Company’s Successful Turnaround

STAMFORD, Conn.--(BUSINESS WIRE)—October 3, 2025 --Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or, the “Company”), a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world, today announced that its Board of Directors (the “Board”) has elected Brent Rosenthal as its new independent Chair, effective immediately. Mr. Rosenthal succeeds Milena Alberti-Perez, who served with distinction as independent Chair and, prior to that, as a highly engaged independent director during the Company’s successful multi-year turnaround. Ms. Alberti-Perez, who currently serves on the boards of directors of organizations such as National Public Radio, Inc. and Scholastic Corp. (NASDAQ: SCHL), decided to step down from the Pitney Bowes Board to focus on new opportunities within the media sector and adjacent industries.

Mr. Rosenthal commented:

“On behalf of our Board and everyone at Pitney Bowes, I want to thank Milena for her enormous contributions over the past two-and-a-half-years. Milena joined the Board when the Company was at a pivotal crossroads in 2023. She immediately began working with other independent directors to drive financial changes, operational improvements and a strategic repositioning of the enterprise. As a result of these efforts, we are now a stronger and more focused Pitney Bowes that is driving greater value for clients, partners and shareholders. I am honored to take the baton from Milena at this exciting point in time.”

Ms. Alberti-Perez added:

“I am proud to have played a role in the successful turnaround of this historic Company, which is now on very strong footing and possesses many tailwinds for long-term success. I wish the Board, the management team and the thousands of devoted Pitney Bowes employees the very best as they move forward. As a stockholder of the Company, I look forward to watching the Company build on its significant momentum. Pitney Bowes has a very bright future.”

Additional details pertaining to today’s announcements will be filed with the Securities and Exchange Commission on a Form 8-K.

Brent Rosenthal Biography

Mr. Rosenthal is a seasoned investor and public company director with more than 30 years of experience with technology, media and telecom companies. He is the Founder of Mountain Hawk Capital Partners, LLC, an investment fund focused on small and microcap equities. Mr. Rosenthal possesses extensive experience in board leadership roles for public companies going through periods of growth, transformation and leadership change. He currently serves on the boards of directors of Horizon Kinetics

Corporation (OTC:HKHC), Syntec Optics Holdings, Inc. (NASDAQ:OPTX) and several Puerto Rico closed-end mutual funds, where he is the Lead Independent Director. Earlier in his career, Mr. Rosenthal was a Partner in affiliates of W.R. Huff Asset Management, an employee-owned investment manager, where he worked from 2002 to 2016. Prior to that, Mr. Rosenthal was director of mergers and acquisitions for RSL Communications Ltd. and served emerging media companies for Deloitte & Touche LLP. Mr. Rosenthal earned his B.S. from Lehigh University and M.B.A. from the S.C. Johnson Graduate School of Management at Cornell University and is also an inactive Certified Public Accountant.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Contacts

For Investors:

Alex Brown
investorrelations@pb.com

OR

For Media:

Longacre Square Partners
pitneybowes@longacresquare.com